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                                                                    EXHIBIT 1(n)

                     PAINEWEBBER MANAGED INVESTMENTS TRUST

                       AMENDMENT TO DECLARATION OF TRUST
                  CERTIFICATE OF VICE PRESIDENT AND SECRETARY


              I, Dianne E. O'Donnell, Vice President and Secretary of PaineWebber Managed Investments Trust ("Trust"), hereby certify that the board of trustees of the Trust adopted the following resolutions, which became effective on September 19, 1996:

              RESOLVED, that pursuant to Section 2 of Article III of the Trust's Declaration of Trust there is hereby established and designated a new series of shares of beneficial interest of the Trust, having the rights and privileges specified in the Trust's Declaration of Trust, to be known as PaineWebber Asia Pacific Growth Fund; and be it further

              RESOLVED, that Section 1 of Article III of the Trust's Declaration of Trust be, and it hereby is, amended to reflect the addition of this new Series of the Trust, the amended Section to read, in relevant part, as follows:

              Section 1. . . . Without limiting the authority of the Trustees set forth in this Section 1 to establish and designate any further Series, the Trustees have established and designated six Series of Shares to be known as the "U.S. Government Income Fund," "Investment Grade Income Fund," "High Income Fund," "PaineWebber Utility Income Fund," "PaineWebber Low Duration U.S. Government Income Fund," and "PaineWebber Asia Pacific Growth Fund."

     and be it further

              RESOLVED, that the board hereby establishes an unlimited number of shares of beneficial interest of the Series of the Trust known as the PaineWebber Asia Pacific Growth Fund as Class A shares; and be it further

              RESOLVED, that the board hereby establishes an unlimited number of shares of beneficial interest of the PaineWebber Asia Pacific Growth Fund as Class B shares; and be it further

              RESOLVED, that the board hereby establishes an unlimited number of shares of beneficial interest of the PaineWebber Asia Pacific Growth Fund as Class C shares; and be it further

              RESOLVED, that the board hereby establishes an unlimited number of shares of beneficial interest of the PaineWebber Asia Pacific Growth Fund as Class Y shares; and be it further

              RESOLVED, that Class A shares, Class B shares, Class C shares and Class Y shares of the PaineWebber Asia Pacific Growth Fund shall have the same preferences, conversion and other rights, voting powers,
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     restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares, except as provided in the Trust's Declaration of Trust and as set forth below:

              (1) The proceeds of the redemption of a Class B share (including a fractional share) shall be reduced by the amount of any applicable contingent deferred sales charge payable on such redemption to the distributor of the Class B shares pursuant to the terms of the issuance of the shares (to the extent consistent with the Investment Company Act of 1940, as amended, or regulations or exemptions thereunder) and the Trust shall promptly pay to such distributor the amount of such contingent deferred sales charge.

              (2)(a) Each Class B share, other than a share purchased through the reinvestment of a dividend or a distribution with respect to the Class B share, shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A shares, based on the relative net asset value of each such class at the time of the calculation of the net asset value of such class of shares on the date that is the first Business Day (as defined in such Series' prospectus and/or statement of additional information) of the month in which the sixth anniversary of the issuance of such Class B shares occurs (which, for the purpose of calculating the holding period required for conversion, shall mean (i) the date on which the issuance of such Class B shares occurred or (ii) for Class B shares obtained through an exchange, the date on which the issuance of the Class B shares of an eligible PaineWebber fund occurred, if such shares were exchanged directly, or through a series of exchanges for the PaineWebber Asia Pacific Growth Fund's Class B shares (the "Conversion Date")).

              (b) Each Class B share purchased through the reinvestment of a dividend or a distribution with respect to the Class B shares and the dividends and distributions on such shares shall be segregated in a separate sub-account on the stock records of the PaineWebber Asia Pacific Growth Fund for each of the holders of record thereof. On any Conversion Date, a number of the shares held in the sub-account of the holder of record of the share or shares being converted, calculated in accordance with the next following sentence, shall be converted automatically, and without any action or choice on the part of the holder thereof, into Class A shares. The number of shares in the holder's sub-account so converted shall bear the same relation to the total number of shares maintained in the sub-account on the Conversion Date as the number of shares of the holder converted on the Conversion Date pursuant to Paragraph 2(a) hereof bears to the total number of Class B shares of the holder on the Conversion Date not purchased through the automatic reinvestment of dividends or distributions with respect to the Class B shares.

              (c) The number of Class A shares into which a Class B share is converted pursuant to paragraphs (2)(a) and (2)(b) hereof shall equal

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     the number (including for this purpose fractions of a share) obtained by dividing the net asset value per share of the Class B shares for purposes of sales and redemptions thereof at the time of the calculation of the net asset value on the Conversion Date by the net asset value per share of the Class A shares for purposes of sales and redemptions thereof at the time of the calculation of the net asset value on the Conversion Date.

              (d) On the Conversion Date, the Class B shares converted into Class A shares will cease to accrue dividends and will no longer be outstanding and the rights of the holders thereof will cease (except the right to receive declared but unpaid dividends to the Conversion Date).

              (e) For purposes of Paragraph (2)(a)(ii) above the term "eligible PaineWebber fund" includes any and all mutual funds for which PaineWebber Incorporated or Mitchell Hutchins Asset Management Inc. serves as investment adviser that offer shares with a contingent deferred sales charge imposed upon certain redemptions of such shares and that are exchangeable with PaineWebber Asia Pacific Growth Fund's Class B shares.


     Dated:  September 26, 1996       By:  /s/ Dianne E. O'Donnell
                                           ----------------------------
                                           Dianne E. O'Donnell
                                           Vice President and Secretary
                                           PaineWebber Managed
                                             Investments Trust


     New York, New York (ss)

              Subscribed and sworn before me this 26th day of September, 1996.

     /s/ Ilene Shore
     ________________________
          Notary Public

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